Exhibit 4.3

ID Global Solutions Corporation

160 East Lake Brantley Drive

Longwood, Florida 32779

August 10, 2016

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Re: Securities Purchase Agreement – April 2016

Gentlemen:

The purpose of this letter agreement is to amend and restate certain terms set forth in that certain Securities Purchase Agreement dated April 16, 2016 (the “SPA”), the related Secured Convertible Debentures (the “Debentures”) and the Common Stock Purchase Warrant (the “Warrant”) as set forth below.

1.       The first sentence of Section 3(j) in the SPA is amended and restated as follows:

Commission Documents, Financial Statements. Except for the Company’s Form 10-K Annual Report for the year ended December 31, 2015, the amended Form 8-K disclosing the financial statements for Multipay, S.A. and the amended Form 8-K disclosing the financial statements for Fin Holdings, Inc., the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).

2.       Section 3(c)(i) of the Debenture is amended and restated as follows:

(c) (i) The Holder is entitled, at its option, to convert, and sell on the same day, at any time, until payment in full of this Debenture, all or any part of the principal amount of the Debenture, plus accrued interest, into shares of the Company’s common stock, par value $0.0001 per share, at the price per share equal to $0.10 (the “Conversion Price”); provided, however, that the Conversion Price shall be adjusted to equal the lesser of (x) the conversion price or (y) the per share purchase price of Obligor's next offering in the minimum amount of $5,000,000 (an "Equity Financing") less a 20% discount.

3.      Section 3(c)(iii) and 3(c)(iv) of the Debenture shall be deleted.

4.      The Exercise Price as defined in the first paragraph of the Warrant is hereby reduced to $0.10.

5.      The number of shares of Common Stock exercisable on page 1 of the Warrant shall be increased from ____ to ____ shares of Common Stock.

          We kindly requested that you execute below acknowledging and agreeing to the above terms.

ID Global Solutions Corporation

By: ______________________
Name: Thomas Szoke
Title: CEO

ACKNOWLEDGED AND AGREED:

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